EXHIBIT 12.2

                               RJR NABISCO, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/
            DEFICIENCY IN THE COVERAGE OF FIXED CHARGES BY EARNINGS
                              BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                           1995     1994     1993     1992     1991
                                                          ------   ------   ------   ------   ------
Earnings before fixed charges:
  Income (loss) before extraordinary item...............  $  638   $  762   $   (4)  $  783   $  349
  Provision for income taxes............................     594      614      116      693      301
                                                          ------   ------   ------   ------   ------
  Income (loss) before income taxes.....................   1,232    1,376      112    1,476      650
  Interest and debt expense.............................     872    1,065    1,186    1,359    2,140
  Interest portion of rental expense....................      54       51       52       49       56
                                                          ------   ------   ------   ------   ------
Earnings before fixed charges(a)........................  $2,158   $2,492   $1,350   $2,884   $2,846
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
Fixed charges:
  Interest and debt expense.............................  $  872   $1,065   $1,186   $1,359   $2,140
  Interest portion of rental expense....................      54       51       52       49       56
  Capitalized interest..................................      12       11        9        5       10
                                                          ------   ------   ------   ------   ------
    Total fixed charges.................................  $  938   $1,127   $1,247   $1,413   $2,206
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
Ratio of earnings to fixed charges......................     2.3      2.2      1.1      2.0      1.3
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------

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(a) Includes non-cash amortization of trademarks and goodwill for each of the years in the five-year period ended December 31, 1995 of $636 million, $629 million, $625 million, $616 million and $609 million respectively.